UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
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Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

April 29, 2015

LETTER FROM THE BOARD OF DIRECTORS TO SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Dear Fellow Shareholders,

We are pleased to invite you to attend the 2015 Annual Meeting of Shareholders to be held on Tuesday, June 9, 2015 at 8:30 a.m. (Alaska Time) at the Alaska Communications corporate headquarters building located at 600 Telephone Avenue, Anchorage, Alaska.

We appreciate the opportunity to serve Alaska Communications on your behalf, and we value your support. We encourage you to share your opinions, interests and concerns, and invite you to write to us with your comments and suggestions at the address above or by email at investors@acsalaska.com.

Alaska Communications has a long-standing, deep investment in Alaska through the customers we serve in Alaska, and the employees who live and work in Alaska. We provide broadband solutions and IT services across Alaska. Most of our employees live and work in Alaska, proudly serving their friends, families and neighbors.

Our role as stewards of your Company includes a focus on achieving long-term performance and creating value for our shareholders. We believe this is accomplished through strong business strategies, prudent corporate governance, appropriate risk management, and attention to our leadership talent and succession planning.

Our revenue growth generated by broadband services continued to be strong in 2014. We also saw growth in our IT services over the year. Our continued focus on debt reduction has resulted in one of the lowest leverage levels in our sector.

We are excited to share the outcome of the actions we have taken in 2014 in the following proxy statement. Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, it is important that your shares are represented at the meeting. We urge you to cast your vote as soon as possible by Internet, telephone or mail. We appreciate your participation and your ongoing interest in Alaska Communications.

Sincerely,

The Board of Directors of Alaska Communications Systems Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Time and Date:	8:30 a.m. Alaska time, on Tuesday, June 9, 2015

Place:	Alaska Communications Corporate Headquarters
600 Telephone Avenue
Anchorage, AK 99503

You can find directions to the Annual Meeting location on page 55.

Items of Business:	(1)	Elect the following directors as nominated by the Board of Directors:

		Edward (Ned) J. Hayes, Jr.	Peter D. Ley

		Margaret L. Brown	Brian A. Ross

		David W. Karp	Anand Vadapalli

	(2)	To hold an advisory vote to approve executive compensation;

	(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

	(4)	To consider any other business properly brought before the meeting or any adjournment or postponement.

Record Date: You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 13, 2015. You have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 50,238,893 outstanding shares of our common stock.

Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, unless you make a written comment on the proxy card, otherwise communicate your vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

By Order of the Board of Directors

Leonard Steinberg

Sr. Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

Voting Your Proxy

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on June 9, 2015: Our 2015 Proxy Statement and Annual Report for the year ended December 31, 2014 are available free of charge on our investor relations website at www.alsk.com and at www.proxydocs.com/alsk.

This proxy statement or a Notice of Internet Availability of Proxy Materials is first being sent on or about April 29, 2015. We will also provide access to our proxy materials over the Internet, beginning on April 29, 2015, for the holders of record and beneficial owners of our common stock as of the close of business on April 13, 2015, the Record Date.

There are four ways shareholders may vote:

1.	By Internet: go to www.proxypush.com/alsk;

2.	By toll-free telephone: call 866-390-5401;

3.	By mail: (if you receive a paper copy of the proxy materials and wish to vote by mail); mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

4.	In person at the Annual Meeting of Shareholders:

a.	If your shares are held directly in your name with our transfer agent, Computershare Trust Company, N.A., and you want to vote at the annual meeting, you must provide valid identification, such as a driver license when you arrive at the annual meeting, and you may vote your shares at the annual meeting.

b.	If your shares are held through a broker, bank, trust or other similar organization (held in street name), and you want to vote in person at the Annual Meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank, trust or other similar organization before the Annual Meeting and bring it to the Annual Meeting with you.

c.	Directions to the Annual Meeting are on page 55 of this proxy statement.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Alaska Communications Systems Group, Inc. (“Alaska Communications”) Board of Directors (“Board”) for each proposal.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by filing a written notice of revocation dated after the date you voted your original proxy; and either:

•	submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 5:00 p.m. Alaska time on June 8, 2015; or

•	obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the Annual Meeting and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Sr. Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503-6091.

This proxy statement provides information concerning the identity, qualifications and compensation of the Company’s directors and executive officers, the Company’s 2014 financial performance, and the proposals that you, our shareholders, are being asked to vote on. To assist you in reviewing the proposals, we would like to call your attention to the following summary information about our performance and our directors and officers. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete proxy statement.

We have included certain information in this proxy statement that contains “forward-looking statements,” as that term is defined under U.S. securities laws. These forward-looking statements are statements that are not historical facts and may include financial projections, estimates of the impacts of proposals or other descriptions of plans, objectives or intentions that are based on management’s belief, as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee and are subject to a number of risks, uncertainties and other factors, many of which are outside of management’s control. Actual Company results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.

Business Summary and Financial Highlights for 2014

We provide leading integrated communications services to business, wholesale and consumer customers in and out of Alaska. Our facilities-based communications network extends throughout the major populated portions of Alaska and connects to the contiguous states via our two diverse undersea fiber optic cable systems. Our network is among the most expansive in Alaska and forms the foundation of service to our customers.

Commencing in 2012, management implemented a business plan that focused on driving sustained growth in retail broadband revenue across multiple market segments with a focus on business and wholesale customers. Management’s assessment of the telecommunications market in Alaska indicated an estimated $800 million market that is growing by approximately 3-4% percent annually. Including IT services, the size of the overall market expands to $1.5 billion. To generate sustained growth in this market, the business plan required investments in sales, service, marketing, product development and other initiatives, such as incorporating Lean methodologies to eliminate waste and simplify our business.

Our business plan is producing improved financial results in our areas of focus. Broadband revenue growth has accelerated and the Company is adding customers across many different market segments. Our business services have grown significantly and we believe the incremental economics of business services are attractive. Given the demand from our customers for more bandwidth and services, we expect revenue growth from these customers to continue for the foreseeable future.

On December 4, 2014, the Company announced the sale of our wireless operations that included our one-third interest in The Alaska Wireless Network (“AWN”) and our wireless subscriber contracts in a transaction that closed on February 2, 2015. The sale of our wireless operations will allow us to focus even more on our business broadband and managed IT solutions strategy, which we believe provides the greatest areas of growth and highest levels of profitability. Net proceeds from the transaction were used to pay down debt in 2015 and we now have one of the lowest leverage ratios of the companies in our sector. We believe a stronger balance sheet, combined with revenue and earnings growth, better positions the Company to continue our pursuit of value creation for our shareholders.

The following are 2014 financial highlights:

•	The Company made $24.4 million in debt payments.

•	Business and wholesale revenue was $109.9 million, an increase over 2013 of 9.2%.

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•	Business broadband connections grew from 18,739[1] in 2013 to 19,234 in 2014 and business average revenue per user (“ARPU”) grew from $186.92[2] in 2013 to $192.64 in 2014. The success in this market produced a 9.4% increase in business broadband revenue.

•	Consumer broadband connections decreased from 38,677 in 2013 to 37,412 in 2014. The decline in consumer connections was offset by an increase in consumer ARPU from $48.59 in 2013 to $55.91 in 2014, resulting in an increase in consumer broadband revenue of 12.4% over 2013.

•	TekMate contributed $3.4 million in revenue from IT services.

2014 Executive Compensation Highlights

The Compensation and Personnel Committee (“Compensation Committee”) oversees the Company’s executive compensation program. The Compensation Committee designed our executive compensation program to attract, motivate and retain the key executives who drive our success while considering individual and company performance and alignment with the interests of long-term shareholders. The following are highlights of the 2014 program:

•	Base salaries were not increased in 2014 for any of the Named Executive Officers (“NEOs”) and annual cash incentive opportunities were maintained at the 2013 levels.

•	Performance targets for annual cash incentive opportunities focused on a combination of financial goals targeting Adjusted Earnings Before Income Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) and Adjusted Wireline Revenue. See the Compensation Discussion and Analysis (“CD&A”) for more information on these important financial metrics.

•	Long-term incentive awards for our executives were in the form of long-term performance-based cash awards that targeted reduction in the Company’s overall debt as measured by its Leverage Ratio and restricted stock units that enhance retention through multi-year vesting. See the CD&A for more information on these important financial metrics.

•	A significant portion of our NEOs’ compensation was performance based.

The Compensation Committee believes the compensation of our NEOs reflects our 2014 performance and their leadership in implementing the business strategy established by the Board. For additional information and detail, see the Compensation Discussion and Analysis in this proxy statement.

Corporate Governance Highlights

•	Corporate Governance Principles and Guidelines, adopted by the Board and reviewed and updated in 2014, provide a framework for effective governance of the Company. The full text can be found at www.alsk.com.

•	Board Leadership – An independent director, elected by independent directors, chairs the Board.

•	Director Independence—Five out of six of our director nominees qualify as independent directors in accordance with the Securities and Exchange Commission (“SEC”) and Nasdaq definitions of independence and the standards established in our Corporate Governance Principles and Guidelines. Only the Chief Executive Officer (“CEO”), as an officer and employee of the Company, is not an independent director. All members of the Board committees are independent directors.

•	Independent Director Meetings – The independent directors generally meet in executive session at the beginning and end of each regularly scheduled Board meeting.

[1]	How we calculate broadband connections has changed to exclude certain internal use circuits. The number of business connections at 12/31/2013 has been restated to reflect appropriate comparisons year over year.
[2]	Business broadband ARPU for 2013 was restated to reflect the movement of IT services revenue into a separate category.

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•	Annual Director Election – All directors stand for election annually.

•	Risk Oversight – The Board, as a whole, has ultimate responsibility for risk oversight and exercises its oversight both by assessing the Company’s overall risk environment and through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter.

•	Code of Ethics – We have a Code of Ethics that is applicable to all employees of the Company including its officers and directors. Our Code of Ethics is available on our website at www.alsk.com.

•	Succession Planning – Annually, the Board conducts a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

•	Regular Board and Committee Self-Evaluations – Annually, the Board and each of its committees conducts a self-evaluation that is reviewed by the Board and committee conducting the valuation and the Nominating and Corporate Governance Committee.

Compensation Governance Highlights

Following are highlights described in more detail in the Compensation Discussion and Analysis on page 21:

•	align NEO pay with Company performance;

•	balance short-term and long-term incentives;

•	minimum stock holding requirements for all NEOs;

•	Board is authorized to recoup incentive compensation;

•	no guaranteed or non-performance based bonuses or salary increases;

•	no tax reimbursements;

•	no single trigger change-of-control benefits;

•	no special executive retirement or benefit packages;

•	no excessive perquisites; and

•	no hedging of Company stock.

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Summary Proposals for Shareholder Consideration

Election of Directors (Proposal 1)

Important information about the qualifications and experience of each of the director nominees who you are being asked to elect is included in Proposal 1. The Nominating and Corporate Governance Committee (“Nominating Committee”) performs an annual assessment to ensure that your director nominees have the skills and experience to effectively oversee the Company. All of your directors have proven leadership, sound judgment, integrity and a commitment to the success of our Company.

Uncontested election of each director nominee is decided by a majority of the votes cast. Therefore, each of the six director nominees must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on that director.

Advisory Vote on Executive Compensation (Proposal 2)

You are being asked to cast a non-binding, advisory vote on the compensation paid to the NEOs as disclosed in this proxy statement beginning on page 21. We were pleased that last year approximately 86% of the votes cast (excluding broker non-votes and abstentions) supported our executive compensation program. Please see “Our Company’s 2014 ‘Say on Pay’ Vote” in our CD&A for a more detailed discussion.

For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 3)

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (“Independent Auditor”) for 2015. You are being asked to ratify the appointment of KPMG as our Independent Auditor.

For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2015 by our current directors and director nominees; NEOs; all of the directors and executive officers as a group; and beneficial owners of more than 5% of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

	Class-Common Stock
Name of beneficial owner	Shares owned	Other beneficial ownership		Acquirable within 60 days		Total	Percent of class (4)
Directors:
Edward (Ned) J. Hayes, Jr.	152,422	—		—		152,422	*
Margaret L. Brown	—	—		70,939	(1)	70,939	*
David W. Karp	1,000	—		82,100	(1)	83,100	*
Peter D. Ley	31,340	—		82,827	(1)	114,167	*
Carol G. Mills	42,493	—		—		42,493	*
Brian A. Ross	79,067	—		—		79,067	*
Anand Vadapalli	609,984	—		—		609,984	1.21%
John Niles Wanamaker	32,032	—		50,233	(1)	82,265	*
Named Executive Officers:						—
Wayne P. Graham	149,275	—		—		149,275	*
David C. Eisenberg	75,061	—		—		75,061	*
James R. Johnsen	122,012	413	(3)	—		122,425	*
Leonard A. Steinberg	330,697	—		157,201	(2)	487,898	*

(1)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.
(2)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.
(3)	Includes shares indirectly held in a 401K plan.
(4)	An asterisk indicates beneficial ownership of less than 1%.

	Shares owned	Other beneficial ownership	Acquirable within 60 days	Total	Percent of class
Total directors & executive officers as a group (15 persons)	1,809,053	413	443,300	2,252,766	4.48%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2015.

To our knowledge, no person or entity is the beneficial owner of more than 5% of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than 10% of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2014 other than the following:

One Form 4 related to a grant of our common stock under our 2011 Incentive Award Plan, as amended and restated on June 30, 2014 was inadvertently filed one day late on July 3, 2014 on behalf of Mr. Brian Ross due to an administrative error.

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In order to right-size the Board to be appropriate for the size of the Company, the Board adopted a resolution at its March 31, 2015 meeting to reduce the total number of directors on the Board from eight to six effective June 9, 2015. The Board has nominated six directors for election at the 2015 Annual Meeting of Shareholders to hold office until the 2016 Annual Meeting and the election of their successors. Each of the nominees is a current director who was elected at the 2014 Annual Meeting.

The nominees for director are: Edward (Ned) J. Hayes, Jr., Margaret L. Brown, David W. Karp, Peter D. Ley, Brian A. Ross, and Anand Vadapalli. Each of these nominees has agreed to be named in this proxy statement and to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute nominee designated by the Board, unless the Board chooses to further reduce its own size. The Board has no reason to believe that any of the nominees will be unable or will decline to serve if elected.

Nominees for Director

Set forth in the following section is certain information furnished to us by the director nominees. All of the nominees, with the exception of Mr. Vadapalli, qualify as independent directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles and Guidelines. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Alaska Communications.

The specific experience, qualifications, attributes and skills of each nominee that led to the nomination for director are noted below with each individual biography.

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. Chairman of the Board of Directors Age: 59 Director Since: 2006 Elected Chairman April 2011 Alaska Communications Committees •Strategic Opportunities

Skills, Qualifications and Factors

• Extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries;

• prior board experience as chair of audit committees; and

• an audit committee financial expert as that term is defined by Nasdaq and securities law.

Mr. Hayes is currently a private investor in, and consultant to, the high tech industry. In January of 2015, he announced his retirement as senior vice president and chief financial officer (“CFO”) of Aviat Networks, Inc. (Nasdaq: AVNW) a leading company in wireless transmission and networking solutions for the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, Inc., a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as executive vice president and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as executive vice president and CFO at Telocity, Inc. (Nasdaq: TLCT), and financial vice president and CFO in two of Lucent Technologies’ divisions, including the $20 billion global service provider business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and chair of the audit committee of New Wave Research, Inc. and as an independent director of and chair of the audit committee of NPTest, Inc. Mr. Hayes has served as an advisor to the President and CEO of Super Micro Computer, Inc. (Nasdaq: SMCI) after having served the company as an independent director and chair of the audit committee. Mr. Hayes conducted his graduate studies in accounting and finance at New York University’s Stern Graduate School of Business and received his undergraduate degree in Philosophy from Colgate University in New York.

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Margaret L. Brown Director Age: 65 Director Since: 2012 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Experience as President and CEO of an Alaska Native corporation with diverse operations including telecommunications among others;

• experience providing strategic guidance and development of business opportunities that resulted in significant growth; and

• a lifelong Alaskan and a recognized leader in the state.

Ms. Brown held the position of president and CEO of CIRI, an Alaska Native Regional Corporation, from 2005 to 2013. Ms. Brown also held several management positions within CIRI since joining in 1976. During her more than 35 years at CIRI, Ms. Brown led the corporation through significant growth by diversifying its interests across several industries crucial to Alaskans. Ms. Brown also worked with state and federal agencies, as well as the U.S. Congress, to help implement the Cook Inlet Land Exchange, widely considered one of the largest land exchanges in the nation’s history. Ms. Brown currently serves on several boards, including the Student Conservation Association, the National Museum of the American Indian, Commonwealth North and the Alaska Native Heritage Center. Ms. Brown is also a member of advisory boards for Alaska Airlines and the University of Alaska Anchorage Honors College. Her leadership in Alaska has been recognized with an Athena Award in 2012, the fDi Magazine business personality of the year award in 2008, and the Alaska Business Hall of Fame laureate honor in 2009. Ms. Brown holds a bachelor’s degree in biology from the University of Oregon and a master’s degree in business administration from the University of Colorado. She is also a Governance Fellow with the National Association of Corporate Directors (“NACD”). Ms. Brown is a lifelong Alaskan of Yup’ik descent and was raised in Takotna, a small village in central Alaska.

David W. Karp Director Age: 48 Director Since: 2011 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance (Chair)

Skills, Qualifications and Factors

• Serves as leader of a service-based firm operating across Alaska;

• experience as the CEO of a business expanding into the contiguous 48 states;

• background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and

• reputation as a motivational leader, manager and respected member of the Alaska community.

Mr. Karp is the president and CEO of Northern Aviation Services, Inc., a company that manages Northern Air Cargo, Inc. and Aloha Air Cargo, Inc. and operates a fleet of Boeing 737 and SAAB aircraft within the states of Alaska and Hawaii, the contiguous U.S. states, Canada and Mexico. Mr. Karp previously served as the vice president and Chief Operations Officer (“COO”) of Anchorage-based Hawaiian Vacations for nearly seven years. Hawaiian Vacations transported approximately 50,000 vacationers between Alaska and Hawaii every year utilizing chartered Boeing 767 aircraft owned by Hawaiian Airlines. Before that, Mr. Karp served as the executive director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the state of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the Alaska Pacific University Board of Trustees. He is the past chair of the board for the Alaska Aviation Museum. Mr. Karp is a graduate of the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011. Mr. Karp is also a Governance Fellow with the NACD.

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Peter D. Ley Director Age: 55 Director Since: 2008 Alaska Communications Committees • Audit (Chair) • Nominating and Corporate Governance • Strategic Opportunities

Skills, Qualifications and Factors

• Extensive executive, finance and communications industry experience;

• previous employment as a CFO of technology and telecommunications companies and as an investment banker; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ley is the CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services. Prior to joining Hargray in September 2012, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises, Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an MBA from Harvard University in Massachusetts and a BA from Dartmouth College in New Hampshire.

Brian A. Ross Director Age: 57 Director Since: 2011 Alaska Communications Committees • Audit • Compensation and Personnel (Chair)

Skills, Qualifications and Factors

• Extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska;

• executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ross is the Principal of Mid-Market Growth Partners, which provides rigorous analytical tools and assists its clients to implement strategies for financial result. Previously, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies. Prior to joining KnowledgeWorks, Mr. Ross served both as the COO and CFO as part of his 13-year-tenure at Cincinnati Bell. He is a member of the board of Journal Media Group, Inc. (NYSE: JMG) and Otelco, Inc. (Nasdaq: OTEL), where he serves on the audit committee. Mr. Ross holds a Bachelor of Arts degree in economics, mathematics and statistics from Miami University as well as a Master of Arts degree in statistics from the University of California.

Anand Vadapalli President and Chief Executive Officer Age: 49 Director Since: 2011

Skills, Qualifications and Factors

• Strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates;

• extensive experience in the industry; and

• comprehensive knowledge of our Company’s many competitive challenges and opportunities.

Mr. Vadapalli was appointed by the Board, effective February 1, 2011, to serve as President and CEO of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and COO of the Company beginning October 26, 2009, with responsibility for all operational facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as vice president of information technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as executive vice president and chief information officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as vice president, information technology. Mr. Vadapalli holds

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a BE in Mechanical Engineering from Osmania University in Hyderabad, India as well as a PGDM from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the board of directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, serving on the boards of both the Alaska Telephone Association and the USTelecom Association.

Directors Not Standing for Re-election and Their Business Experience

Carol G. Mills Director Age: 61 Director Since: 2013 Alaska Communications Committees • Compensation and Personnel • Strategic Opportunities

Skills, Qualifications and Factors

• Experience in public corporate governance;

• experience in compensation committee leadership for 30+ years; and

• served as CEO, senior vice president and general manager of various companies and business units.

Ms. Mills has been an independent consultant since February 2006. She is currently the Chair of the board of directors for Xactly Corporation, an enterprise software company specializing in incentive compensation. She also serves as a member of the board of directors for WhiteHat Security, an enterprise software provider of web application cyber-security solutions, and for Ingram Micro, a global provider of supply chain services and solutions. She previously served as a member of the board of directors of Adobe Systems, Blue Coat Systems, Tekelec Corporation and Acta Technology. Prior to becoming an independent consultant, she spent over 25 years in numerous operating roles in information technology or networking companies including CEO for Acta Technology, CEO and general manager of $2-6 billion lines of business for Juniper Networks and Hewlett-Packard. Ms. Mills holds an MBA from Harvard University and BA degree in economics from Smith College.

John Niles Wanamaker Director Age: 46 Director Since: 2011 Alaska Communications Committees • Audit • Nominating and Corporate Governance • Strategic Opportunities (Chair)

Skills, Qualifications and Factors

• Extensive experience stewarding emerging technology-based ventures;

• success in finding profitable market positions for innovative technology companies;

• pervasive connections to the Alaska and Pacific Northwest business markets; and

• service as a community leader in Alaska, particularly in higher education.

Mr. Wanamaker has many years of professional board service to public, private and non-profit enterprises. He has made transformative contributions to companies across the development spectrum, from early-stage private ventures to mature public companies. Among these are chairing a university board of trustees during a time of leadership transition and participating in a successful initial public offering. Mr. Wanamaker is valued for his skill set in M&A, strategic planning, financing (from private, seed-stage to public debt), marketing, innovation, technology, intellectual property, and trendcasting. In addition to his advisory roles, Mr. Wanamaker has first-hand experience as an entrepreneur and early-stage investor, having founded six companies. His experience spans diverse industries, including communications, aerospace, security, imaging/mapping, geolocation, real estate development and angel investing. Mr. Wanamaker has consistently and successfully focused on the creation of value and the monetization of that value. He currently conducts an investment and consulting practice as a principal of Alaska Venture Partners, LLC. Mr. Wanamaker is a graduate of the University of Chicago, a Governance Fellow with the NACD and a graduate of the Executive Program in Exponential Technologies at Singularity University.

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Corporate Governance

The Board is committed to strong corporate governance and believes it supports our success and helps us build long-term shareholder value. We have adopted a Code of Ethics that applies to all employees, including the CEO and President, the CFO, and directors. We have also adopted Corporate Governance Principles and Guidelines, and in conjunction with our bylaws and charters of the committees of the Board form the framework of our corporate governance. These documents are all available on our website at www.alsk.com under Corporate Governance. We will post amendments to or waivers from the provisions applicable to our directors and executives on the same website. You can also obtain a printed copy of our Code of Ethics, Corporate Governance Principles and Guidelines and committee charters at no charge by sending inquiries to investors@acsalaska.com or Investor Relations, 600 Telephone Avenue, Anchorage, Alaska 99503.

The Board conducts a self-evaluation of its performance annually that includes a review of the Board’s composition, responsibilities, leadership, committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to that committee.

Board Independence

•	Our Board has determined that except for Mr. Vadapalli, our CEO and President, each of the other director nominees is an “independent director” as that term is defined under applicable SEC and Nasdaq rules.

•	None of our independent directors are former employees of the Company.

•	All members of the Audit, Compensation, Nominating and Strategic Opportunities Committees are independent directors.

•	Our presiding director and Board Chair, Edward J. (Ned) Hayes, Jr., is an independent director.

•	No directors received withhold/against votes of 50% or greater at the 2014 Annual Meeting.

•	Directors are required by our Corporate Governance Principles and Guidelines to immediately tender a resignation in the event of a conflict of interest or change of circumstances that would interfere with their fiduciary duties owed to the Company.

Director Nomination Process

The Nominating Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. All recommendations for nomination are based upon the factors described on page 13, under the heading: “Nominating and Corporate Governance Committee,” and in this section.

Shareholders recommending candidates for director positions should submit the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. Except as required by applicable law, the Nominating Committee has no obligation to nominate shareholder-recommended candidates for election as a director.

The Nominating Committee recommended and the Board determined to nominate six incumbent directors who have consented to stand for election at the 2015 Annual Meeting of Shareholders. The Nominating Committee and the Board concluded that each of these incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Nominated Directors and Their Business Experience,” beginning on page 6.

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Board Meetings and Committees; Annual Meeting Attendance

•	Full Board meetings held - 10

•	Independent directors only meetings held - 10

•	Audit Committee meetings held - 8

•	Compensation and Personnel Committee meetings held - 6

•	Nominating and Corporate Governance Committee meetings held - 4

•	Strategic Opportunities Committee met twice independent of full Board meetings, but met in conjunction with the Board on several other occasions.

All of the incumbent directors serving in 2014 attended at least 75% of the aggregate of the total number of meetings of the Board. All directors serving in 2014 attended at least 75% of the total number of meetings held by their respective committees with the exception of Ms. Mills. Ms. Mills attended 67% of the Compensation Committee meetings due to a commitment she made prior to joining our Board. While the Company has no formal policy regarding director attendance at the Annual Meeting of Shareholders, the Company encourages all directors to attend. All of the directors then serving attended the 2014 Annual Meeting of Shareholders. The table below represents the committees of the Board and the directors that served on those committees in 2014.

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Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. Our Board Chair is independent director, Edward (Ned) J. Hayes, Jr. The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and to engage in communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and to facilitate a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in developing and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Succession Planning

Our Board is actively involved in talent management. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Committees of the Board

Our Board currently has three committees: Audit, Compensation and Personnel, and Nominating and Corporate Governance. As the Board determined the appropriate size of the Board itself, it determined that the responsibilities of the Strategic Opportunities Committee would best be handled by the full Board, and at its March 31, 2015 meeting, passed a resolution to discontinue the Strategic Opportunities Committee.

Audit Committee

The Audit Committee assists our Board in overseeing the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing the work of the Company’s accounting function and internal control over financial reporting, and the quality and integrity of the Company’s financial reports. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required.

The Audit Committee, in conjunction with the Board, has primary responsibility for oversight of the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Board retains oversight of the broader risks to the Company and its operations.

The Audit Committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com. The Audit Committee consists of Mr. Ley (Chair), Mr. Ross and Mr. Wanamaker. The Board has determined that all of the members of the Audit Committee are independent directors, as defined by the applicable SEC and Nasdaq rules, and that each of the members has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In Addition, the Board has also determined that Mr. Ley and Mr. Ross are qualified as “audit committee financial experts” as defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement on page 51.

Compensation and Personnel Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees

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of the Company; (iii) oversee succession planning for directors, executive officers and other management, as appropriate; and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com. The Compensation Committee consists of Mr. Ross (Chair), Ms. Brown, Mr. Karp and Ms. Mills. The Board has determined that all of the members of the Compensation Committee are independent directors as defined by the applicable SEC and Nasdaq rules. The report of the Compensation Committee is included in this proxy statement, starting on page 36.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Nominating Committee”) assists the Board in discharging its duties by identifying, assessing and recommending director nominees for the Board, and it also has primary responsibility for matters of corporate governance. The Nominating Committee is currently comprised of Mr. Karp (Chair), Ms. Brown, Mr. Ley, and Mr. Wanamaker. The Board has determined that all of the members of the Nominating Committee are independent directors, and the nominations of directors are in full compliance with the applicable SEC and Nasdaq rules.

For director nominations, the Nominating Committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our Corporate Governance Principles and Guidelines available at www.alsk.com, the Nominating Committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Some of the factors used in evaluating candidates include:

•	ethical character and integrity;

•	proven business judgment and competence;

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

While the Company does not have a formal policy on Board diversity, the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the Nominating Committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

The Nominating Committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

The Nominating Committee annually reviews the charters of Board committees and, after consultation with the respective committees, makes recommendations, if necessary, on changes to the charters. The Nominating Committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

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Strategic Opportunities Committee

During 2014, the Strategic Opportunities Committee assisted the Board in the review and assessment of the Company’s strategic direction, including reviewing potential acquisitions, strategic investments, and transactions related to the Company’s capital structure, mergers, and divestiture opportunities. The Board discontinued this committee and its responsibilities returned to the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Conflicts of Interest and Related Party Transaction Approval Policy and it is available at www.alsk.com. A “related party” is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common stock and each of their immediate family members. A transaction involving a related party and the Company or a subsidiary which individually or taken together with other related transactions exceeds, or is reasonably likely to exceed, $120,000 is subject to review.

Under the written policy, our Nominating Committee generally is responsible for reviewing, approving or ratifying any related party transaction covered by SEC rules. The Nominating Committee will consider all the relevant facts and circumstances in determining whether or not to approve or ratify such a transaction, and will approve or ratify only those transactions that are, in the Nominating Committee’s judgment, appropriate or desirable under the circumstances.

There have been no related party transactions since the beginning of the 2014 fiscal year nor are there any such transactions proposed.

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RISK OVERSIGHT

We believe the current leadership structure of the Board supports the risk oversight functions described below. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

•	Full Board: is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board reviews the operation of the business and corporate functions and addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally, as part of the annual report preparation and filing, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting. The Company has an Enterprise Risk Management program which operates to identify key risks within the Company. An Executive Risk Committee (“ERC”), made up of the CEO and senior vice presidents, oversees the program and provides periodic reporting to the Board on all areas of risk within the Company. The Board reviews the corporate risk profile and proposed risk management strategies from the ERC and provides insight and guidance on risk exposure.

•	Audit Committee: oversees the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Company’s CFO reports to the Audit Committee on the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

•	Nominating Committee: establishes and reviews the Company’s Code of Ethics, monitors compliance with the Code of Ethics and also addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our Corporate Governance Principles and Guidelines.

•	Compensation Committee: as described in more detail under the heading “Analysis of Risk in Compensation Practices,” on page 37, considers the impact on the Company’s risk profile of the Company’s executive compensation program and the incentives created by the compensation awards that it administers. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

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DIRECTOR COMPENSATION

The current compensation program for independent directors is set with an intent to fairly compensate directors for work required for the Company while aligning directors’ interests with the long-term interests of our shareholders. The following table sets forth the aggregate dollar amount of all fees earned or paid for services to our independent directors in 2014 and includes annual retainer fees, committee and chairmanship fees, and fees for Board or committee meetings.

Director Compensation for 2014

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2014	100,003	79,997	—	180,000
Margaret L. Brown	2014	42,500	50,000	—	92,500
David W. Karp	2014	47,500	50,000	—	97,500
Peter D. Ley	2014	60,000	50,000	—	110,000
Carol G. Mills	2014	42,504	49,996	—	92,500
Brian A. Ross	2014	60,004	49,996	—	110,000
John Niles Wanamaker	2014	50,004	49,996	—	100,000

(1)	The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 505-50, based upon our stock price on the grant date. All awards are vested upon grant and there are no outstanding unvested stock awards.

Under our Board approved 2011 Alaska Communications Systems Group, Inc. Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”), we provide compensation to our independent directors consisting of annual cash and equity retainers payable in quarterly installments, as shown in the table on the next page. Prior to the beginning of each calendar year, independent directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

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Type of Fee	Effective 1/1/2013
Annual Board Cash Retainer to: • Board Chair • Audit Committee Members • Other Independent Directors	$100,000 $45,000 $42,500

Annual shares or equivalents to: • Board Chair • Other Independent Directors	Based on grant date closing price $80,000 $50,000

Additional Annual Cash Retainer to: • Audit and Compensation Committee Chairs • Nominating and Strategic Opportunities Committee Chairs	$15,000 $5,000

Our independent directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for directors because we believe the Board will more effectively pursue the long-term interests of shareholders if the directors are shareholders themselves. Our Director Compensation Policy expects each non-employee director to accumulate and hold at least 15,000 shares of our common stock or stock equivalents by the fifth anniversary of the director’s continuous service to our Board. All of our directors either are in full compliance with the holding requirement or have more time under the policy to reach the requirement.

Vote Required. The Company’s By-laws require director nominees to be elected by a majority of the votes cast. Any incumbent that fails to receive a majority of the votes cast is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each director nominee in Proposal 1.

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EXECUTIVE OFFICERS

The table below sets forth certain information as of April 1, 2015 about those persons currently serving as executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	49	President and Chief Executive Officer
Wayne P. Graham	53	Chief Financial Officer
William H. Bishop	49	Vice President, Enterprise Sales
David C. Eisenberg	54	Senior Vice President and Chief Revenue Officer
James R. Johnsen	57	Sr. Vice President, Human Resources and Process Transformation
Randy M. Ritter	55	Sr. Vice President, Managed Services
Leonard A. Steinberg	61	Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	49	Sr. Vice President, Engineering & Operations

Wayne P. Graham serves as our CFO. Mr. Graham is responsible for leading our finance, treasury, accounting, information technology, supply chain management and investor relations functions and has key responsibilities in business strategy and cost structure rationalization, as well as performance measurement and metrics. Mr. Graham helped establish the Company in 1998 as an initial member of management, and rejoined the Company in 2011 from Ensequence, a leading provider of global interactive software for TV, where he was CFO. In addition to his roles at Alaska Communications and Ensequence, Mr. Graham previously served as CFO of Integra Telecom, a leading competitive local exchange company, and ACS Media, formerly a publicly traded print and electronic yellow page provider. In total, he brings over twenty-five years of relevant financial and industry experience. Mr. Graham holds a BSBA from Georgetown University and an MBA from the University of Washington.

Bill Bishop serves as our Vice President, Enterprise Sales. He joined Alaska Communications in August of 2004, and has served in several leadership roles for both consumer and business sales and operations. Mr. Bishop has over 20 years of experience in the telecommunications industry, including previous business leadership positions at AT&T and McCaw Communications. In addition to telecommunications experience, he has experience leading a federal government logistic contracting company. Mr. Bishop holds a Bachelor of Science degree from the University of Alaska Anchorage and is completing his MBA in Strategic Leadership from Alaska Pacific University.

David C. Eisenberg serves as our Senior Vice President and Chief Revenue Officer. He is responsible for leading the Company’s wireless, marketing, product development, and corporate communications functions. Prior to returning to Alaska Communications in October 2012, Mr. Eisenberg served Alaska Communications as an independent consultant in the area of process transformation. Mr. Eisenberg previously held the position of Senior Vice President in charge of corporate strategy, development and marketing from 2003 to 2008. Prior to joining the Company in 2003, Mr. Eisenberg worked for Sprint Corporation for 21 years and among other roles, served as Vice President, Corporate Strategy/Strategic Marketing Planning. Mr. Eisenberg holds a BA in mathematics from Northwestern University and an MBA from the Keller Graduate School of Management.

James R. Johnsen serves as our Senior Vice President of Human Resources and Process Transformation. Mr. Johnsen joined Alaska Communications in 2011 from Doyon, Limited, an Alaska Native Regional Corporation, where from 2008 to 2011 he served as Senior Vice President of Administration. From 1996 to 2008, he served in several executive roles at the University of Alaska, including Vice President of Administration and Chief of Staff. Mr. Johnsen is active in the community as a member of the Alaska State Chamber of Commerce Board of Directors, Vice—Chair of the University of Alaska Foundation and Chair of the Alaska Commission on Postsecondary Education. Mr. Johnsen holds an undergraduate degree from the University of California, Santa Cruz, a master’s degree from the University of Chicago, and a PhD from the University of Pennsylvania.

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Randy M. Ritter serves as our Senior Vice President, Managed Services. Mr. Ritter joined us in September of 2013 to lead our growth in managed services for the business market in Alaska. He brings more than 20 years of telecommunications experience to the Company and previously served as Vice President, Product Management at Sprint, Vice President, Product Marketing at Sprint-Nextel, Senior Vice President, Sales and Marketing at One Communications and Chief Operating Officer at MacroSolve, Inc. His expertise and strong track record in building teams and defining, launching and growing managed business communication and IT services brings great value to our customers, employees and shareholders. Mr. Ritter holds a BS in accounting from the University of South Alabama. He is also a Certified Public Accountant (inactive) and a Chartered Global Management Accountant.

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a JD degree from the University of California’s Hastings College of Law, an MPA from Harvard University’s Kennedy School of Government, an MBA from the University of California Berkeley’s Haas School of Business, and a BA from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Engineering and Operations. Mr. Todd is responsible for all engineering, service delivery and operations functions. His focus includes improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery standards, directing cross-departmental process improvement teams to reduce cycle time, and enhancing operational efficiencies and employee development. Mr. Todd first joined Alaska Communications in August 2008. Before assuming his current position in October 2010, he served as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 20 years of telecommunications leadership and expertise with a focus on engineering and service delivery, building and maintaining wireless networks, staff operations and multi-site development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS in engineering from Texas A&M University and an MBA from the University of Texas.

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In this Proposal 2, we are asking for your advisory vote on the following resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. As part of our corporate governance practices, we hold our say-on-pay vote every year. The next vote will be at the 2016 Annual Meeting. As described in more detail below in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 21, the Compensation Committee has structured our executive compensation program to seek to align each NEO’s individual compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

The Company believes that its compensation programs reflect the Compensation Committee’s continued commitment to pay-for-performance principles, with a significant portion of our NEOs’ compensation being at-risk and subject to the achievement of measurable financial performance goals aligned with the creation of long-term shareholder value. For 2014, our NEOs’ total compensation (as reported in the Summary Compensation Table, on page 38) included at-risk compensation comprised of performance-based incentive opportunities that only pay out or vest, as appropriate, if performance objectives are met. We rewarded outstanding performance, but also held all NEOs accountable where Company performance fell short of expectations. The Compensation Committee believes that the compensation arrangements it has in place for our NEOs provide for a compensation mix that is consistent with market practice and reasonable in light of the Company’s performance and each individual executive’s performance.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2015 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and the accompanying narrative disclosure.”

Vote Required. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider the voting results when making future compensation decisions for our NEOs. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our NEOs in 2014 as disclosed in this proxy statement.

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In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives and describe how our executive compensation program is designed and operates with respect to our Named Executive Officers or NEOs, whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables contained in this proxy statement.

NEOs:

•	Anand Vadapalli	President and Chief Executive Officer

•	Wayne Graham	Chief Financial Officer

•	David C. Eisenberg	Senior Vice President and Chief Revenue Officer

•	James R. Johnsen	Senior Vice President, Human Resources and Process Transformation

•	Leonard A. Steinberg	Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary

Executive Summary

Our Business

We provide leading integrated communications services to business, wholesale and consumer customers in and out of Alaska. Our facilities based communications network extends throughout Alaska and connects to the contiguous states via our two diverse undersea fiber optic cable systems. Our network is among the most expansive in Alaska and forms the foundation of service to our customers.

Commencing in 2012, management implemented a business plan that focused on driving sustained growth in retail broadband revenue across multiple market segments with a focus on business and wholesale customers. Management’s assessment of the telecommunications market in Alaska indicated an estimated $800 million market that is growing by approximately 3-4% percent annually. Including IT services, the size of the overall market expands to $1.5 billion. To generate sustained growth in this market, the business plan required investments in sales, service, marketing, product development and other initiatives, such as incorporating Lean methodologies to eliminate waste and simplify our business.

In conjunction with the commencement of this business plan, management and the Board of Directors recognized that the Company needed to reduce its outstanding debt to sustainable levels. Consequently, in the fourth quarter of 2012 our Board of Directors completely suspended the common stock cash dividend. The subsequent sale of our wireless operations allowed us to further reduce leverage and concentrate on broadband.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 16, 2015.

2014 Business, Operational and Financial Highlights

Our business plan is producing improved financial results in our areas of focus. Broadband revenue growth has accelerated, and the Company is adding customers across many different market segments. Our business services have grown significantly, and we believe the incremental economics of business services are attractive. Given the demand from our customers for more bandwidth and services, we expect revenue growth from these customers to continue for the foreseeable future.

Driven by the positive results achieved through our business plan, the Company’s Board maintained the initiatives for 2014 that included growing broadband revenues while reducing the Company’s overall debt as measured by

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our Leverage Ratio3. The Compensation Committee also continued to support these initiatives with executive incentive compensation measures based on Leverage Ratio, Adjusted Wireline Revenue4, and Adjusted EBITDA5. These measures and the goals set for each measure are explained in more detail in this section. We believe this continued focus in 2014 along with our steady executive leadership allowed us to demonstrate another year of solid performance and ongoing progress towards these initiatives and business priorities.

The following are significant business and operational accomplishments in 2014:

We continued our growth in business broadband. Service revenue is intended to represent recurring voice, broadband and other revenue generated from business, wholesale and consumer customers and is a key area of focus under our business plan. Revenue of $151.3 million increased by $9.9 million, or 7% in 2014. Growth in IT services, wholesale, and broadband revenue were the primary factors for revenue growth in this category.

We continued our journey of debt reductions. Since January 1, 2012, the Company has made $143.5 million in debt payments and repurchased $6 million of selected convertible notes with shares of our common stock. In 2014, the company made $24.4 million in debt payments.

We expanded our Information Technology and Managed Services capabilities. To further accelerate our offerings for IT services, in January 2014 we announced the acquisition of the remaining ownership position of 51% in TekMate. TekMate is one of Alaska’s leading IT services firms that provides services such as 24x7 network monitoring and support primarily for business customers. TekMate generated over $7.3 million in revenue in 2014 and contributed 62 employees to our workforce. We look to combine the services of TekMate with our own broadband services to move toward more managed service offerings for our customers.

We added and retained strategic broadband customers. The Anchorage School District, the State of Alaska and Chugachmuit are all multi-site, high bandwidth broadband customers. Those three in addition to several other Alaska based and national retail customers contributed to continued success in the business and wholesale market that drives growth in our broadband business.

We made continued progress in systematic expense management. The final element of our business plan called for systematic expense management to ensure we operate efficiently and deliver the highest level of customer service. In 2013, the company formally adopted Lean as a framework to eliminate waste and simplify how we do business. We have established a team of process improvement experts who have adopted Lean and we are implementing Lean practices across all functional areas within the organization. We expect that Lean will empower our employees to eliminate waste which will improve our customer experience. We will spend less over time and this is expected to improve our profitability and improve service levels to our customers.

Wireless and the sale of our wireless operations. In addition to the implementation of our business plan, on July 22, 2013, the Company announced the AWN formation, allowing us to combine our wireless network with General Communication, Inc. (“GCI”). Alaska Communications was a one-third owner of AWN, while GCI owned the remaining two-thirds. This allowed us to devote all capital to our greatest opportunities, reduce risks to the business from Verizon’s market entry and reduce leverage on the balance sheet. Although designed to provide adequate coverage, because of continued loss of wireless subscribers and increasing price pressure from national wireless carriers, these margins were not sufficient to recover our costs of operations. However, under the AWN structure the preferred dividend did result in a higher degree of certainty for our future free cash flow performance than we otherwise would have expected to generate as a standalone wireless operator, in particular

[3]	Our “Leverage Ratio” is the ratio of net debt (debt minus cash) to annual Adjusted EBITDA.
[4]	The wireline revenue measure, “Adjusted Wireline Revenue,” allows for adjustments for certain non-recurring or extraordinary items. No adjustments were made in 2014.
[5]

Adjusted EBITDA for purposes of calculating incentive compensation is calculated as reported by the Company in its quarterly report on Form 10-Q and annual report on Form 10-K filed with the SEC. This Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure, and our measurement of Adjusted EBITDA may differ from other companies. For a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to the discussion under the heading “Non-GAAP Financial Measures” on page 47 in our annual report on Form 10-K for the year ended December 31, 2014.

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with the entry of Verizon into our market. On December 4, 2014, we announced the sale of our wireless operations including our interest in AWN to GCI, and we closed this transaction on February 2, 2015. This resulted in further debt reduction and the elimination of our exposure to the highly competitive wireless business.

The following are 2014 financial highlights:

•	The Company made $24.4 million in debt payments.

•	Business and wholesale revenue was $109.9 million, an increase over 2013 of 9.2%.

•	Business broadband connections grew from 18,739[6] in 2013 to 19,234 in 2014, and business ARPU grew from $186.92[7] in 2013 to $192.64 in 2014. The success in this market produced a 9.4% increase in business broadband revenue.

•	Consumer broadband connections decreased from 38,677 in 2013 to 37,412 in 2014 due primarily to the intentional decision to discontinue offering low-end broadband speeds to new customers. The decline in consumer connections was offset by an increase in consumer ARPU from $48.59 in 2013 to $54.18 in 2014, resulting in an increase in consumer broadband revenue of 12.4% over 2013.

•	TekMate contributed $3.5 million in recurring IT services revenue.

2014 Executive Compensation Highlights

The Compensation Committee is responsible for oversight of the Company’s executive compensation program and working with senior management, aligning pay with performance. The Compensation Committee strives to create incentives that reward management’s efforts to advance the core business strategies established by the Board. A significant proportion of the compensation of the CEO and the other NEOs is determined based on the achievement of annual performance objectives. The Compensation Committee believes that this compensation structure focuses our leaders and the employees they lead on achieving financial results, business objectives and strategies that will lead to continued long-term shareholder value creation.

The Compensation Committee selected the performance measures of Adjusted EBITDA, Adjusted Wireline Revenue and Leverage Ratio based upon our ongoing business plan’s dual goals of reducing financial exposure to high levels of debt and focusing on growth in broadband revenue. The Leverage Ratio was selected because the two components, net debt and Adjusted EBITDA, provide a dual aim of generating increased EBITDA and cash flow in order to reduce the Company’s long-term debt. The Compensation Committee believes it has put its pay for performance philosophy into practice by tightly linking executive incentive compensation to the attainment of the strategic goals in our business plan, and by targeting the majority of CEO compensation and a significant percentage of NEO compensation to be at risk. The following compensation segments address annual and long-term incentives:

•	Annual Incentive Awards. Annual incentive awards paid to NEOs reflect the Company’s successful performance related to the goals for Adjusted EBITDA and Adjusted Wireline Revenue set by the Compensation Committee. In addition, a portion of each NEO’s earned incentive cash was based on individual performance. Annual cash incentives paid to our NEOs for 2014 performance averaged 108% of their targeted awards, based on a combination of Company and individual performance.

•	Long-Term Incentive Awards. The values of the long-term incentive awards granted to our NEOs in 2014 recognized the performance of our NEOs and their contribution in achieving another year of significant reduction to the Company’s debt level as measured by the Leverage Ratio. The 2014 Long-term incentive awards paid to our NEOs for 2014 performance averaged 75% of their targeted awards.

[6]	How we calculate broadband connections has changed to exclude certain internal use circuits. The number of business connections at 12/31/2013 has been restated to reflect appropriate comparisons year over year.
[7]	Business broadband ARPU for 2013 was restated to reflect the movement of IT services revenue into a separate category.

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Consistent with the Company’s compensation philosophy, which is described in more detail beginning on page 26, the Compensation Committee made the following compensation decisions in 2014:

•	Base salaries were not increased for NEOs and annual cash incentives were maintained at the 2013 levels.

•	To manage our long-term incentive compensation program within the scope of shares available for incentive awards, equity based long-term incentive awards for our executives in 2014 were limited to RSUs. PSUs were replaced with long-term performance cash compensation.

•	Leverage Ratio goals set for long-term compensation components were aimed at further reducing the Company’s long-term debt, which the Compensation Committee continues to believe drives shareholder value.

Annual base salary, employee benefit programs and time-based RSU awards are the elements of our executive compensation that generally are not “at risk” in any given year, although the value of all RSU awards will depend on our stock price performance as driven by the performance of our business and executive team. The Compensation Committee believes that to attract, retain and motivate top-caliber executives, it needs to balance incentive awards with predictable compensation amounts that reward continued service.

A significant portion of our total executive compensation consists of our incentive-based pay in the form of the annual cash incentive awards and long-term performance-based cash incentives. The Compensation Committee believes that this mix of base pay and long and short-term incentive-based compensation is working as intended, remains consistent with practices within our peer group, as defined on page 28, and is aligned with shareholder interests.

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KEY FEATURES OF OUR 2014 EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the executive compensation program includes key features that align the interests of our NEOs and the Company’s long-term strategic direction with shareholders’ interests. Among other items described in the CD&A, we believe these key features help ensure our compensation practices are consistent with good governance standards.

What We Do

•	Align NEO Pay with Company Performance:

Incentive compensation is aligned with wireline revenue, Adjusted EBITDA, and Leverage Ratio.

•	Balance Short-Term and Long-Term Incentives:

The incentive programs provide a balance of annual and long-term incentives and include multiple measures of performance.

•	Minimum Stock Ownership Requirements for All NEOs:

Our CEO must own Company stock having a value of 3x his annual base salary and our other NEOs must own 1.5x their annual base salary within 5 years of first becoming executive officers.

•	Mitigate Excessive Risk-taking Behaviors by NEOs:

Our executive compensation program balances incentive compensation using both short-term and long-term goals to strive to reduce the possibility that our NEOs will make excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•	Authorize the Board to Recoup Executive Compensation:

The Board has the authority to recoup compensation that resulted from a material misstatement of financial results.

•	Pay for Performance:

Provide the majority of CEO compensation at risk and based on performance.

What We Don’t Do

•	No guaranteed or non-performance based bonuses or salary increases:

None of our NEOs has an employment arrangement that guarantees any cash incentive or other annual or multi-year bonus payments or salary increases.

•	No tax reimbursements:

We do not provide tax gross-ups to any of our NEOs.

•	No single trigger change-of-control benefits:

Our severance arrangements and 2011 Incentive Award Plan, as amended and restated, do not contain single triggers on equity vesting in the event of change of control, and instead require both a change of control and an involuntary termination of employment.

•	No special executive retirement or benefit packages:

There are no special executive retirement or benefit packages that are not available to substantially all of our employees.

•	No Hedging of Company Stock:

Our NEOs are prohibited from hedging their Company stock, whether vested or not.

•	No excessive perquisites:

Our NEOs receive only limited perquisites that do not impose significant costs on the Company.

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Shareholder Input on Executive Compensation

Our Company’s 2014 “Say on Pay” Vote

At our 2014 Annual Meeting, a significant majority of our shareholders, or 86% of votes cast (excluding broker non-votes and abstentions) supported our proposal to approve our 2013 executive compensation program. The Compensation Committee believes that this result indicates that our shareholders generally approve the approach the Compensation Committee has taken with respect to our executive compensation. The Compensation Committee will continue to consider shareholder input on our executive compensation structure.

Consistent with the shareholders advisory vote at the 2011 Annual Meeting, the Board determined that advisory votes on the Company’s executive compensation would be held annually. Accordingly, in this proxy statement the Company has included “Proposal 2: Advisory Approval of the Company’s Executive Compensation.”

Shareholder Engagement

We engage in dialogue with shareholders throughout the year in many ways. Quarterly, we conduct conference calls both telephonically and online to discuss financial results with shareholders. Periodically, we attend investor meetings at locations throughout the United States. In 2014 we presented investor materials at two third-party hosted events and arranged individual meetings with investors in New York, Boston and Phoenix. Our website at www.alsk.com provides contact information so shareholders can call, write or email us with questions. Both the Compensation Committee and the Board place high value on our shareholders’ insights and consider their feedback and other factors when designing our executive compensation program and making compensation decisions. We will continue to seek opportunities for dialogue with our shareholders on executive compensation and other matters of importance to the Company and our shareholders.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee devotes substantial time and attention throughout the year to executive compensation matters to ensure that our program aligns with our fundamental objectives. We believe that the Company’s long-term success depends in large measure on the talents and dedication of our executive management team and our employees. The philosophy underlying our executive compensation program is designed to achieve three fundamental objectives:

(1) Attract and retain top caliber executives: Executive officers should have base salaries and employee benefits that are competitive and recognize the unique characteristics and challenges associated with our location in Alaska, so that we can attract and retain high-caliber individuals at all levels.

(2) Pay for performance: A significant portion of the annual and long-term compensation of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance.

(3) Align compensation with shareholder interests: Executive officers should be rewarded for achieving long-term results, and those rewards should be aligned with the interests of our shareholders so that executives are encouraged to create and enhance sustained shareholder value and participate in the risks and rewards of ownership of our common stock.

When reviewing the executive compensation program and our performance measures, the Compensation Committee considers how our compensation program supports the Company’s business objectives, strategy, performance, and risk profile. The Compensation Committee seeks to structure the compensation program to provide incentives for executives that appropriately balance risk and reward consistent with the Company’s long-term business and risk management objectives in a way that will effectively further our shareholders’ interests.

The qualities, abilities and commitments of our NEOs are significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Specifically, our current executive compensation program is designed to address our fundamental objectives in the following ways:

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•	Pay base salaries near the median of our peers to allow us to compete for and retain our top talent.

•	Provide a majority of CEO target compensation at risk.

•	Provide a significant portion of target compensation at risk for NEOs.

•	Provide equity and long-term incentive awards with vesting over three years and equity holding requirements to ensure our executives realize returns as our shareholders gain value.

•	Motivate executives to pursue revenue growth in the key segments of the business outlined in the Company’s strategic plan through incentive measures aimed at broadband revenue growth, Adjusted EBITDA production and debt reduction, which the Compensation Committee believes will both reduce financial risk and provide attractive shareholder returns.

As described in more detail under “2014 Executive Compensation Program Elements and Decisions,” the material components of the Company’s executive compensation program for our NEOs include:

•	Base salary;

•	Annual cash incentive opportunity;

•	Long-term, performance-based cash;

•	Long-term, time-based RSU awards; and

•	Health and welfare and retirement benefit programs as provided to substantially all of our employees.

Compensation Committee Oversight of the Executive Compensation Program

Our Board believes that executive compensation oversight is a core Board responsibility and an effective tool for shaping the Company’s strategy and performance. The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs.

The Compensation Committee, consisting of four independent directors, is responsible for the review and approval of all aspects of our executive compensation program. The Compensation Committee’s responsibilities include oversight and review of the base salary, annual cash and equity incentives, long-term compensation and benefit programs for the Company’s executive officers, including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of individual total compensation packages; and

•	Approval of changes to the total compensation packages.

The Compensation Committee considers the recommendation of the CEO in determining the compensation of the executives who report directly to him and he makes recommendations as to their individual performance goals and objectives. These recommendations are based on his assessment of each executive officer’s performance and the performance of each individual’s respective area of oversight and function. While the CEO recommended the compensation packages for our other NEOs, the Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages. The Compensation Committee recommends the compensation package for our President and CEO for approval by all independent members of our Board. The CEO is not present during the voting for or deliberations about his compensation. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.alsk.com.

Role of the Compensation Consultant. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its Compensation Consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or replace F.W. Cook or hire additional consultants at any time at the Company’s expense. A representative of F.W. Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executives.

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In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors related to F.W. Cook’s independence as required by SEC regulations and Nasdaq rules. After reviewing these factors, the Compensation Committee determined that F.W. Cook’s engagement did not present any conflicts of interest that would prevent F.W. Cook from providing compensation advice to the Compensation Committee.

The Compensation Consultant provides various executive compensation services to the Compensation Committee including advising the Compensation Committee on the principal aspects of our executive compensation program design and evolving trends as well as providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to the Company’s performance.

In providing its executive compensation advice, F.W. Cook uses a set of 14 peer companies broadly similar to our Company with respect to both industry type and size, as measured based on revenues and market capitalization, where our Company ranked roughly at the median. The peer group for 2014, which has not changed since 2012, was comprised of the following companies:

Cbeyond	NTELOS
General Communication	Otelco
Hawaiian Telecom	Premiere Global
Hickory Tech	Primus Telecomm
Lumos Networks	Shenandoah Telecom
Multiband	USA Mobility
Neutral Tandem	Vonage Holdings

The Compensation Committee reviewed the compensation data presented by F.W. Cook for the executive officers of each of the peer companies versus that of each of our NEOs by matching positions with approximately comparable duties and responsibilities. The purpose of reviewing such data was for the Compensation Committee to determine whether the compensation paid to our NEOs is generally competitive with that paid by peer group companies, recognizing that our compensation practices reflect that our NEOs operate in a more geographically remote market and manage a relatively more diverse portfolio of telecommunications services than do the executives of many of our peer group companies.

When analyzing the peer group compensation data, the Compensation Committee also considered the financial characteristics and performance of each company, including EBITDA, market capitalization, net income, revenues, return on invested capital, return on equity and shareholder return.

Based on the information provided by F.W. Cook for our NEOs below the level of CEO, base salaries, annual cash incentives and long-term incentives were roughly at the median of the peer group companies overall. Our CEO’s annual compensation was below the median and his long-term compensation was above the median. As a result, overall, our total target direct compensation for all NEOs was generally aligned with the median. The comparison of severance benefits offered to our executives showed that they were generally comparable to those of our peer group companies, while other benefits and perquisites for our executives were more limited than those offered by the peer group companies.

Although the Compensation Committee believes it is important to periodically review the compensation policies of a representative peer group, the Compensation Committee also believes we must adopt compensation policies that support our own business objectives, conditions and culture. We face unique challenges in attracting executive talent to Alaska, meeting our Company’s specific hiring and retention goals, keeping our focus on our pay-for-performance principles and the desirability of balancing short and long-term goals and results. Therefore, while the Compensation Committee reviews peer group data regularly, the Compensation Committee does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and it does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.

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2014 Executive Compensation Program Elements and Decisions

Executive compensation is made up of a combination of base salary and performance-based compensation, which consists of an annual cash incentive opportunity and cash and equity-based long-term incentive opportunities. We also provide health and welfare and retirement benefits to our executives that are in line with those offered to substantially all of our employees. The Compensation Committee believes that a strong link between incentive compensation awards and our short-term and long-term objectives can be achieved by use of both annual cash incentive and long-term incentive elements of compensation.

The Compensation Committee maintained the allocation of incentive compensation opportunities for executives between annual cash incentive compensation and long-term incentive compensation. The performance measure for each type of long-term incentive compensation was tied to reducing the Company’s debt level as measured by the Company’s Leverage Ratio. Each separate component of our 2014 executive compensation package is described in more detail in the paragraphs that follow.

Generally, the elements of compensation described below apply to all of our NEOs. Mr. Vadapalli, our President and CEO, is the most highly compensated of our NEOs, reflecting his overall responsibility for the strategic direction and management of the Company. Mr. Vadapalli also serves as a member of the Board and has a more visible role in the community and with our shareholders.

Our other NEOs received lower total compensation than our CEO, reflecting their relatively more defined authorities and responsibilities. The Compensation Committee considers and approves the total compensation of the CEO and the other NEOs based in part on an evaluation that considers the relativity of pay between the CEO and the other NEOs, taking into account each NEO’s particular responsibilities and span of control, as well as their individual contributions, performance, skills, judgment, leadership qualities and competencies.

Annual Salary and Incentive Compensation

Base Salaries

Our compensation program for 2014 provided for annual base salaries for our NEOs as set forth in the “Salary” column of the Summary Compensation Table following this CD&A. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO’s position, the particular qualifications, experience and expertise of the individual executive, competitiveness of the market for the executive’s services, the executive’s potential for driving the Company’s success in the future, individual performance, evaluation of peer group compensation and other factors deemed relevant by the Compensation Committee. There were no increases in base salaries for our NEOs in 2014.

Annual Cash Incentive Awards

Annual cash compensation includes both base salary and an annual cash incentive award that represents one portion of our NEOs’ incentive compensation. The target level of annual cash incentives for our NEOs remained the same for 2014 at 60% of base salary for all our NEOs except for our CEO. As reflected in the chart on the next page, total target annual compensation remained consistent with 2013 levels.

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(1)	The slight increase shown for Mr. Graham’s base compensation is due to a base compensation increase awarded to him near the end of 2013. His base compensation has remained unchanged in 2014.

Mr. Vadapalli’s target annual cash incentive award was set at 100% of his base salary for 2014, a level set by his employment agreement.

During the first quarter of each year, the Compensation Committee establishes Company performance targets and individual goals applicable to that year. The annual cash incentive awards are based 70% on Company performance, and 30% on the individual NEO’s performance. The Compensation Committee did not provide for any guaranteed cash incentive payments or bonuses for any of our NEOs in 2014 and all of their cash incentive compensation was performance-driven.

The individual performance portion of each NEO’s cash incentive award may be adjusted upward or downward based on the Compensation Committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance goals and Company results. The portion of the cash incentive payouts tied to Company performance is forfeited if the Company does not achieve a predetermined percentage of the Company performance goals. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company performance goals and enhanced when actual performance exceeds 100% of the Company performance goals. Cash incentive payments for NEOs generally may not exceed 150% of the annual target amounts under our executive compensation plan. Annual cash incentive award payouts generally occur during the first four months of the year following the performance year after completion of the Company’s audited financial statements.

The Compensation Committee established two clear, quantifiable Company performance goals for payment of cash incentive compensation in 2014 that reflect elements of the overall business strategy. Each goal was weighted as one-half of the total Company performance goal in determining the payout to our NEOs based on 2014 results.

•	Adjusted EBITDA goal of $91.9 million.

•	Adjusted Wireline Revenue goal of $214.9 million.

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The level of Adjusted EBITDA set for 2014 recognizes a full year after the organizational change that occurred when the Company completed the AWN transaction. The Compensation Committee considered the changed structure of the Company and set the 2014 Adjusted EBITDA goal in line with the changes, as such, the Adjusted EBITDA goal for 2014 is less than 2013 actual results.

The Compensation Committee chose this Adjusted EBITDA goal as an indicator of the Company’s overall success because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations. The Adjusted Wireline Revenue goal was selected because of its importance in generating future Adjusted EBITDA and it supports our belief in the market opportunity for business broadband, which is a key component of wireline revenue.

The Company performance multiplier was adjusted between a minimum payout of 50% of the incentive cash target upon reaching 90% of the performance goal and adjusted incrementally to 100% payout upon reaching 100% of the performance goal set by the Compensation Committee. Company performance below 90% of goal would result in no payout for that portion of the NEOs’ cash incentive compensation. To reward executives for exceeding goals, the Compensation Committee provided additional incentives for achievement above 100% of goal calculated incrementally between 100% and a maximum payout of 150% at 110% of goal.

Performance Determination. The Company’s actual results for 2014 compared to the preset Company goals are shown in the table below:

Description	Goal (millions)	Results (millions)
Adjusted EBITDA	$91.9	$92.6
Adjusted Wireline Revenue	$214.9	$215.1

As shown above, results were just above goal for both performance measures. Adjusted EBITDA was at 101% of goal, resulting in payout of 103% for the half of the annual cash incentive compensation tied to Adjusted EBITDA. Adjusted Wireline Revenue was at 100% of goal, resulting in a payout of 100% for the half of the annual cash incentive compensation tied to Adjusted Wireline Revenue.

The Compensation Committee believes that all of the NEOs individually performed at superior levels and contributed substantially to our results. The individual performance component of annual cash incentive awards is a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. This payment reflects the Compensation Committee’s assessment of individual performance. The following identifies the contributions of each individual that led to the determination of their annual cash incentive payment:

•	Mr. Vadapalli demonstrated overall stewardship in delivering superior financial performance that exceeded targets established by the Board and successfully negotiating the sale of the wireless operations.

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•	Mr. Graham provided leadership in financing matters related to the sale of wireless operations, process improvement efforts related to wireless device management and governance of information systems work related to workforce management.

•	Mr. Eisenberg provided leadership in the sale of our wireless operations and integration matters, leading changes to our consumer broadband strategy and in achieving overall broadband revenue growth during the year.

•	Mr. Johnsen provided leadership in personnel and labor relations matters related to the sale of wireless operations and for continued development of our process improvement team.

•	Mr. Steinberg provided leadership in contractual matters related to the sale of wireless operations, developing the legal leadership team and his continued stewardship of policy matters with the Federal Communications Commission.

Final 2014 annual cash incentive awards are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 38.

Long-Term Incentive Compensation

Long-term incentive awards represent another performance-based portion of our NEOs’ total target compensation. These long-term incentive opportunities for performance years starting in 2014 are cash awards that will payout, as earned, in one-third increments over three years. The Compensation Committee believes that having a multi-year performance period increases executive focus on our long-term business objectives and better aligns the interests of our executives with those of our shareholders. These long-term incentive awards are tied to Company performance through a measure aimed at reducing the Company’s Leverage Ratio. The Leverage Ratio is our net debt (debt minus cash) at year end, divided by our Adjusted EBITDA for the year. A lower Leverage Ratio is better than a higher ratio. The Compensation Committee believes this measure properly motivates and rewards performance aimed at advancing the business plan in general, with specific attention to debt reduction, which reduces financial risk and creates sustainable long-term shareholder value.

The Compensation Committee established the Leverage Ratio goal for long-term incentive compensation for the 2014 performance year at 4.4. This performance goal is considered attained if the Leverage Ratio at the end of the year is at or below the stated goal. There is an incrementally lower vesting or payout for a Leverage Ratio above the goal. No vesting or payout occurs if the Leverage Ratio is above 4.84. 50% vesting or payout occurs at Leverage Ratio of 4.84 and increases incrementally with each .01 decrease in the Leverage Ratio. At a Leverage Ratio below the goal, payouts increase incrementally, with maximum payout of 150% at a Leverage Ratio of 3.96. The Compensation Committee also established the Leverage Ratio goals under this award for the portions available for payout in 2015, at 4.27 and 2016 at 4.07 with incremental vesting between a minimum payout of 50% of the target and maximum payout of 150% similar to the 2014 piece.

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Long-Term Target Performance Cash

The long-term cash incentive award opportunity was set as a percentage of base pay. Payments under these long-term cash incentive awards are made, if earned, for each one-third portion in the year following the performance year after attainment of the performance goals is confirmed by the Company’s financial results based on audited financial statements.

Performance Determination. As depicted in the chart on page 32, the actual Leverage Ratio at December 31, 2014 was 4.37, which was better than the Compensation Committee’s goal for the 2014 performance year, and resulted in payout of the first one-third of the long-term cash incentive at 103.4% for the 2014 performance year.

2014 Restricted Stock Units

To provide a balance between long-term performance incentives and retention incentives, our NEOs were granted time-vested RSUs. While RSUs are generally not considered performance based, the value of all RSU awards will depend on our stock price performance as driven by the performance of our business and executive team. These RSUs vest in one-third portions over three years beginning in 2015 as long as the NEO remains continuously employed with the Company.

The chart below illustrates the total actual payout of all long-term incentive compensation for the 2014 performance year versus the targets set for each category of compensation.

Long-Term Awards under Prior Year Grants

In 2013 the Compensation Committee granted long-term performance cash and PSU awards that were based on Leverage Ratio goals established in the first quarter of 2013. The awards provide for vesting in three equal annual portions, with the vesting of each portion being subject to the Company’s attainment of the Leverage Ratio goal set by the Compensation Committee. The 2013 PSU awards also provided for cash payments for overachievement of the Leverage Ratio goal, with payout of the cash portion only when the Company’s Leverage Ratio is below the goal set for the year with payout increasing incrementally for each .01 decrease in the Leverage Ratio. This long term cash payment opportunity was provided with a set maximum value and divided into three equal portions for the for the three performance years during the term of the award. The Compensation Committee set the Leverage Ratio goal for 2014 at 4.3 with maximum payout at a Leverage Ratio of 4.04 and minimum payout of 50% at a Leverage Ratio of 4.56. The actual Leverage Ratio for 2014 was above

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the goal set by the Compensation Committee in 2013, therefore the second one-third of the 2013 cash and PSU awards that related to 2014 performance vested in March 2015 at 86.5%.

In 2013, the Board granted an additional special long-term cash incentive award to Mr. Vadapalli based on the company’s achievement of the Leverage Ratio goals set by the Compensation Committee in 2013. The award would pay out, if earned, in two equal parts beginning in 2015. The first one-half of this special long-term cash award was paid at 86.5%.

In 2012 the Compensation Committee granted PSU awards that were based on Leverage Ratio goals and provide for vesting in three equal annual portions, with the vesting of each portion subject to the Company’s attainment of the Leverage Ratio goal set by the Compensation Committee. The Leverage Ratio goal for the 2014 year was set at 4.3. The Compensation Committee determined that there would be no incremental vesting above or below the 2014 performance goal established for this grant. The final one-third of the 2012 PSU awards that related to 2014 performance did not vest as the actual Leverage Ratio of 4.37 was above the goal.

Constraints on All Equity Grants

Directors and employees, including the NEOs, may not purchase shares on margin or otherwise hedge any securities comprising an equity-based award. They may not sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. Trading of shares of Company stock is further limited by our insider trading policy. We do not allow option re-pricing or exchange of underwater options for cash.

Other NEO Benefits

Our NEOs receive standard health and welfare and retirement benefits that are available to substantially all employees of the Company. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

We provide an automobile allowance to all our NEOs to assist them in fulfilling their responsibilities to the Company and to compensate them for use of their own automobile in the performance of services for us.

Severance and Other Benefits upon Termination of Employment or Change of Control

In 2014, the Compensation Committee approved the 2014 Officer Severance Policy that replaces the prior 2010 Officer Severance Policy. Change-of-control severance provisions apply to each of our NEOs, either through the terms of their individual employment agreements or the Company’s 2014 Officer Severance Policy that is expressly applicable under the terms of most of our NEOs’ employment arrangements. The primary purpose of these change-of-control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change-of-control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change of control. Double triggers (a change-of-control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change of control) are required for receipt of any change-of-control benefits (with the limited exception of remaining outstanding unvested equity grants that were made in earlier years under our now-retired 1999 Stock Incentive Plan). The Compensation Committee set the amount of change-of-control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances specified. The specific change-of-control severance provisions applicable to each NEO are discussed in more detail following the executive compensation tables under the heading: “Employment Arrangements and Potential Payments upon Termination or Change of Control.” There are no excise tax gross-ups included in severance arrangements.

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Compensation Governance

Our Company continues to strive to maintain excellent governance standards with respect to its executive compensation practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with current market practices, provide for compensation that is reasonable in light of the Company’s performance and each individual executive’s responsibilities and performance and do not contain features that would be considered problematic or egregious. The Compensation Committee retains discretion to make changes to our policies and reviews our compensation practices each year to ensure they are updated consistent with preferred approaches.

No Guaranteed or Non-Performance based bonuses or salary increases

None of our NEOs has an employment arrangement or other contractual right, other than the long-term incentive awards as described above, guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. All cash incentive awards are earned based solely on the Company’s performance and individual NEO’s performance successes. Base salary increases are at the discretion of the Compensation Committee.

Stock Ownership Guidelines

We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our policy requires each executive officer reporting to the CEO to accumulate and hold a number of shares of our common stock having a value of at least one-and-a-half times the executive’s annual base salary. The CEO is expected to hold shares of common stock equal to at least three times his base salary. Each of our NEOs has five years from his appointment to the position to achieve the prescribed ownership levels. All of our executives either are in full compliance with this requirement or have more time under the policy to reach the requirement.

Wealth Accumulation

The Compensation Committee does not believe that wealth accumulation, other than through our equity compensation program, should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.

Deductibility of Executive Compensation

When practicable and consistent with executive compensation goals, the Compensation Committee seeks to structure and administer our annual and long-term incentive compensation plans for our CEO and the other NEOs to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, at times, the Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate. In 2014, we sought to structure our performance based compensation programs to provide for the compensation payable under the program to be deductible, however we cannot assure shareholders that all compensation paid to our NEOs is or will be deductible in all circumstances.

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Incentive Compensation “Clawback” Reimbursement Policy

Our 2014 Officer Severance Policy includes a clawback provision. This provides that any compensation paid that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to repayment to the Company (“clawback”).

Employment arrangements entered into with our CEO in 2013 and our CFO in 2011 contain expanded clawback provisions that require reimbursement for incentive and severance payments made to the executive and for equity awards granted (or the associated value or profits) that were made on the basis of financial results later found to require an accounting restatement, regardless of any misconduct or lapse on the part of the executive. In addition, reimbursement is required from the CEO and CFO after termination of their employment if the Company subsequently discovers actions or omissions that would have warranted a termination for cause.

Tax Gross-ups

We do not provide tax gross-ups to any of our NEOs and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

Limited Perquisites and Other Fringe Benefits

We believe that perquisites provided to our NEOs are very limited in scope and are not intended to constitute a significant portion of the compensation of any NEO. Our NEOs are generally eligible for the same employee discounts available to all our employees, and they are eligible to participate in the same broad-based employee stock purchase plan available to substantially all of our employees.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair Margaret L. Brown David W. Karp Carol G. Mills

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been an officer or employee of the Company or have had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executives serve as a compensation committee member. In addition, none of our executive officers served as a director for a company that employs, as an executive officer, any of our directors.

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ANALYSIS OF RISK IN COMPENSATION PRACTICES

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management has evaluated the Company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices, analysis to identify risks and risk controls related to our compensation programs and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to Company strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the Company. The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

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In this section, we provide tabular and narrative information regarding the compensation of our CEO, CFO and the next three most highly compensated executive officers who served in those capacities as of December 31, 2014.

Summary Compensation Table for 2014

Name and Principal		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Anand Vadapalli	2014	450,002	—	625,049	1,017,994	25,743	10,500	2,129,288
President and Chief Executive	2013	450,002	81,000	823,201	889,059	29,814	10,500	2,283,576
Officer	2012	450,002	—	420,298	371,408	27,697	10,500	1,279,905
Wayne P. Graham	2014	320,002	—	176,001	304,459	21,160	—	821,622
Chief Financial Officer	2013	302,693	30,000	316,483	364,614	25,518	—	1,039,308
	2012	250,001	—	170,266	213,838	23,048	—	657,153
David C. Eisenberg	2014	300,001	—	150,000	290,524	21,350	—	761,875
Senior Vice President and Chief	2013	298,077	27,000	192,943	328,561	25,519	—	872,100
Revenue Officer	2012	52,885	—	38,094	52,147	263,387	472,276	878,790
James R. Johnsen	2014	282,000	—	118,441	247,641	—	—	648,082
Sr. Vice President, Human	2013	280,193	20,000	268,136	324,651	—	—	892,980
Resources and Process	2012	235,000	—	147,873	193,957	—	—	576,830
Transformation
Leonard A. Steinberg	2014	288,001	—	143,999	268,535	8,804	—	709,339
Sr. Vice President, Legal,	2013	286,155	30,000	247,216	347,955	15,783	—	927,109
Regulatory & Government Affairs and Corporate Secretary	2012	239,232	50,000	167,063	200,244	9,998	11,354	677,891

(1)	Amounts shown for 2014 represent the grant date fair value of awards considered to be granted in 2014 for purposes of FASB ASC Topic 718 (“Topic 718”), as determined in accordance with the requirement of Topic 718, excluding the effect of estimated forfeitures. For 2014, the amount shown comprises RSU awards that were granted in 2014. Assumptions used in calculating these amounts are included in Note 15 to our audited financial statements for the year ended December 31, 2014 included in the 2014 Annual Report.
(2)	Amounts represent annual cash incentive payments under our 2014 annual cash incentive program and the portion of our NEOs’ long-term cash incentive awards granted in 2013 and 2014 that was earned based upon achievement of specified Company performance targets for 2014, as shown in the table below. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

NEO	Annual Cash Incentive	Long-Term Cash Incentive	Special Cash Incentive
Mr. Vadapalli	510,474	319,299	188,221
Mr. Graham	200,523	103,936	—
Mr. Eisenberg	195,550	94,974	—
Mr. Johnsen	172,650	74,991	—
Mr, Steinberg	177,360	91,175	—

(3)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not administer the AEPP, and the amounts provided are estimates.
(4)	Mr. Vadapalli received an automobile allowance of $10,500 in 2014.

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Grants of Plan-Based Awards for 2014

The following table sets forth each grant of an award including equity and non-equity awards made to each NEO during the year ended December 31, 2014. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)		Stock or Units (#)		Awards ($)
Anand Vadapalli	—	—	225,000	450,000	675,000	(1)	—		—
	3/18/2014	3/18/2014	312,525	625,050	1,250,100	(2)	—		—
	3/18/2014	3/18/2014	—	—	—		330,714	(3)	625,049
Wayne P. Graham	—	—	96,000	192,000	288,000	(1)	—		—
	3/18/2014	3/18/2014	88,000	176,000	352,000	(2)			—
	3/18/2014	3/18/2014	—	—	—		93,122	(3)	176,001
David C. Eisenberg	—	—	90,000	180,000	270,000	(1)	—		—
	3/18/2014	3/18/2014	75,000	150,000	300,000	(2)	—		—
	3/18/2014	3/18/2014	—	—	—		79,365	(3)	150,000
James R. Johnsen	—	—	84,600	169,200	253,800	(1)	—		—
	3/18/2014	3/18/2014	59,220	118,440	236,880	(2)	—		—
	3/18/2014	3/18/2014	—	—	—		62,667	(3)	118,441
Leonard A. Steinberg	—	—	86,400	172,800	259,200	(1)	—		—
	3/18/2014	3/18/2014	72,000	144,000	288,000	(2)	—		—
	3/18/2014	3/18/2014	—	—	—		76,190	(3)	143,999

(1)	Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable employment arrangements for performance in 2014 for each of our NEOs. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance goal, as adjusted by individual performance. Actual awards could be as low as zero.
(2)	Amounts represent a long-term cash incentive award granted in 2014 that is eligible to be earned over three years. The actual cash payments are based on the Company’s performance relative to the performance goal for each year. The maximum amount that can be earned is 150% of the granted amount. Actual pay-outs could also be as low as zero.
(3)	Represents the 2014 grant of RSUs that are subject to a three-year, time based vesting schedule.

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Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth unexercised options, RSUs that have not vested and equity incentive plan awards for each NEO outstanding as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Anand Vadapalli	10,783	(2)	19,302	—		—
	143,713	(3)	257,246	—		—
	330,714	(4)	591,978	—		—
	—		—	35,632	(6)	63,781
	—		—	125,749	(7)	225,091
Wayne P. Graham	49,020	(3)	87,746	—		—
	93,122	(4)	166,688	—		—
	—		—	14,847	(6)	26,576
	—		—	42,892	(7)	76,777
David C. Eisenberg	3,940	(5)	7,053	—		—
	49,020	(3)	87,746	—		—
	79,365	(4)	142,063	—		—
	—		—	4,816	(6)	8,621
	—		—	10,723	(7)	19,194
James R. Johnsen	38,706	(3)	69,284	—		—
	62,667	(4)	112,174	—		—
	—		—	13,957	(6)	24,983
	—		—	40,319	(7)	72,171
Leonard A. Steinberg	7,716	(2)	13,812	—		—
	45,584	(3)	81,595	—		—
	73,802	(4)	132,106	—		—
	—		—	14,254	(6)	25,515
	—		—	41,177	(7)	73,707

(1)	Based on the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market.
(2)	Represents performance-accelerated restricted stock units granted under our prior equity incentive program with a cliff vest date of January 1, 2015. We did not meet our performance targets for 2011, so this grant did not accelerate to an earlier vest date.
(3)	Represents RSUs, of which 1/2 vested on January 11, 2015 and the remaining 1/2 will vest on January 11, 2016, generally subject to continued employment.
(4)	Represents RSUs granted in 2014 that are scheduled to vest in 3 equal portions on the first trading day of March in each of 2015, 2016, and 2017, generally subject to continued employment.
(5)	Represents RSUs which vested on March 2, 2015.

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(6)	Represents PSUs that were outstanding on December 31, 2014 and did not vest as scheduled in March of 2015, since the Compensation Committee determined that we did not achieve the previously established Company performance goal for this grant.
(7)	Represents PSUs that are scheduled to vest in two equal annual installments. The Compensation Committee determined that our achievement of the 2014 performance goal for this grant was sufficient for 86.5% vesting on March 17, 2015 of the portion attributable to the 2014 goal. The remaining 1/2 are subject to vest on or before March 31, 2016, based upon Company performance goals established by the Compensation Committee in 2013.

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Option Exercises and Stock Vested in 2014

The following table sets forth information regarding stock options exercised and the shares of restricted stock that vested for each of our NEOs in 2014. The value of restricted stock realized is based on the closing price of the shares on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	236,226	460,440
Wayne P. Graham	69,249	139,833
David C. Eisenberg	38,625	82,311
James R. Johnsen	58,500	118,125
Leonard A. Steinberg	105,327	215,715

Pension Benefits for 2014

The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2014. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the AEPP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	9.00	369,521	—
Wayne P. Graham	AEPP	8.75	365,494	—
David C. Eisenberg	AEPP	7.25	310,256	—
James R. Johnsen	AEPP	3.00	—	—
Leonard A. Steinberg	AEPP	14.00	443,312	—

The AEPP is a non-contributory, multi-employer, defined benefit pension plan administered by a board of trustees. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. The amounts shown on the table above are estimates. Vested participants will receive a monthly benefit upon retirement, payable for life based on the contributions made on the participant’s behalf. Mr. Steinberg is the only NEO currently eligible for normal retirement.

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EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment arrangements setting the specific terms of compensation with each of our NEOs. These arrangements are summarized below.

Anand Vadapalli

We entered into an Amended and Restated Employment Agreement with Anand Vadapalli, our President and CEO, effective April 1, 2013 (“Agreement”) which is incorporated as Exhibit 10.33 to our annual report on Form 10-K, filed on March 16, 2015. The Agreement provides for a three-year employment period through March 30, 2016. No change was made to annual base salary of $450,000 from the previous agreement. Mr. Vadapalli is eligible for target annual cash incentive compensation of not less than his base salary, with the actual amount to be determined each year based on achievement of annual performance objectives set by the Compensation Committee. Mr. Vadapalli is also eligible to receive long-term incentive compensation in the form of time-vested RSUs, PSUs or other equity based awards, or a combination of equity and performance-based cash awards other than the annual cash incentives. To align the interests of Mr. Vadapalli with those of our shareholders, the annual long-term awards will be guided by the principle that these awards are not less than twice the value of his annual base salary. However, the specific quantity and type of long-term awards will be determined annually by the Compensation Committee on the terms and schedule approved by the Board, based on accomplishment of performance objectives set by the Board and subject to the terms of an individual grant award agreement.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan that are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive post-termination benefits as follows: (i) a cash payment of $900,000; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) for awards granted in or after 2013, time-vested awards will continue to vest in accordance with their scheduled vesting periods and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iv) awards granted between 2011 and 2012 will continue to vest in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of termination of his employment); (v) awards granted prior to 2011 will vest in accordance with the terms of the applicable plan and award agreement; and (vi) monthly payments for up to one year to cover federal medical COBRA premiums in certain circumstances; and reimbursement for relocation expenses of up to $50,000 and reimbursement for realtor commissions on the sale of his residence of up to $50,000, subject to certain conditions.

In the event his employment is terminated by the Company “without cause” or Mr. Vadapalli resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of $1,800,000, plus the cash incentive payments described above; accelerated vesting of all equity awards; monthly payments equal to COBRA health insurance payments for up to 18 months, plus another 6 months at the average rate paid for the prior 18 months under certain circumstances; and the same relocation and realtor commission reimbursements as described above.

Should Mr. Vadapalli’s employment terminate due to death or disability, as such terms are defined in his Agreement, Mr. Vadapalli, or his estate, would be eligible to receive (i) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (ii) for awards granted in or after 2013, time-vested awards will accelerate and vest upon termination and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iii) awards granted between 2011 and 2012 will continue to vest in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of

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termination of his employment); (iv) awards granted prior to 2011 will vest in accordance with the terms of the applicable plan and award agreement.

The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2014.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$900,000	$510,474	$1,261,703	(1)	$946,618	(3)	$117,530	(5)	$3,736,325
Death	—	510,474	1,261,703	(1)	965,920	(3)	—		2,738,097
Disability	—	510,474	1,261,703	(1)	965,920	(3)	—		2,738,097
Change- in-control	$1,800,000	$510,474	$1,300,050	(2)	$1,157,398	(4)	$135,061	(6)	$4,902,983	(7)
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2014. Includes target amount of $754,200 subject to vesting upon certification of achievement of Company goals for 2015 and 2016.
(2)	Includes long-term incentive cash awards that would be payable in a termination in connection with a change in control as defined in Mr. Vadapalli’s Agreement.
(3)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Includes RSU and PSU awards estimated be payable pursuant to the terms Mr. Vadapalli’s Agreement on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid. Approximately $19,302 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.
(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.
(6)	Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.
(7)	Per Mr. Vadapalli’s Agreement, if a change-of-control event had occurred on December 31, 2014, this amount would have been reduced to approximately $3.4 million, pursuant to provisions in Mr. Vadapalli’s Agreement that provide for change-of-control related payments to him to be reduced in the event such reduction would place him in a better net after-tax position due to the potential application of Sections 280G and 4999 of the Internal Revenue Code (“the Code”) and associated Treasury Regulations.

Wayne P. Graham

Mr. Graham joined the Company as our CFO on April 1, 2011. The terms of his 2014 employment arrangement include an annual base salary of $320,000 and a target annual cash incentive of $192,000. His arrangement also provides that Mr. Graham is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 110% of his base salary.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

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Upon a termination by the Company “without cause” or resignation by Mr. Graham for “good reason,” Mr. Graham is entitled to post-termination severance benefits in accordance with the Company’s 2014 Officer Severance Policy. The 2014 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2014 Officer Severance Policy is incorporated as Exhibit 10.34 to our annual report on Form 10-K, filed on March 16, 2015. For Mr. Graham, the severance benefits include a cash payment of one times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Graham resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Graham resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of two times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long term incentive awards, whether equity or cash, held by Mr. Graham at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Graham would have received, assuming a termination of his employment in the following scenarios on December 31, 2014.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$320,000	$200,523	—		—		$17,830	(3)	$538,353
Death	—	200,523	$271,270	(1)	$326,043	(2)	—		797,836
Disability	—	200,523	271,270	(1)	326,043	(2)	—		797,836
Change- in-control	$640,000	$200,523	$276,000		$357,787	(2)	$17,830	(3)	$1,492,140
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2014.
(2)	Includes RSU and PSU awards estimated be payable pursuant to the terms of the 2014 Severance Policy on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

David C. Eisenberg

Mr. Eisenberg re-joined the Company in October 2012 as our Senior Vice President and Chief Revenue Officer. The terms of his 2014 employment arrangement include an annual base salary of $300,000 and a target annual cash incentive of $180,000. His arrangement also provides that Mr. Eisenberg is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 100% of his base salary.

Mr. Eisenberg is also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Eisenberg for “good reason,” Mr. Eisenberg is entitled to post-termination severance benefits in accordance with the Company’s 2014 Officer Severance Policy. The 2014 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2014 Officer Severance Policy is incorporated as Exhibit 10.34 to our annual report on Form 10-K, filed on March 16, 2015. For Mr. Eisenberg, the severance benefits include a cash payment of one times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 45

the prior performance year and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Eisenberg resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Eisenberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of two times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long term incentive awards, whether equity or cash, held by Mr. Eisenberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Eisenberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2014.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$300,000	$195,550	—		—		$5,378	(3)	$500,928
Death	—	195,550	$244,974	(1)	$254,764	(2)	—		695,288
Disability	—	195,550	244,974	(1)	254,764	(2)	—		695,288
Change- in-control	$600,000	$195,550	$250,000		$264,677	(2)	$5,378	(3)	$1,315,605
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2014.
(2)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2014 Severance Policy on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

James R. Johnsen

Mr. Johnsen joined the Company in December 2011 as our Senior Vice President of Human Resources and Process Transformation. The terms of his 2014 employment arrangement include an annual base salary of $282,000 and a target annual cash incentive of $169,200. His arrangement also provides that Mr. Johnsen is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 84% of his base salary.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Johnsen for “good reason,” Mr. Johnsen is entitled to post-termination severance benefits in accordance with the Company’s 2014 Officer Severance Policy. The 2014 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2014 Officer Severance Policy is incorporated as Exhibit 10.34 to our annual report on Form 10-K, filed on March 16, 2015. For Mr. Johnsen, the severance benefits include a cash payment of one times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Johnsen resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Johnsen resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of two times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year, reimbursement for federal COBRA health insurance

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 46

coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long term incentive awards, whether equity or cash, held by Mr. Johnsen at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Johnsen would have received, assuming a termination of his employment in the following scenarios on December 31, 2014.

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$282,000	$172,650	—		—		$13,158	(3)	$467,808
Death	—	172,650	$193,431	(1)	$248,771	(2)	—		614,852
Disability	—	172,650	193,431	(1)	248,771	(2)	—		614,852
Change- in-control	$564,000	$172,650	$197,400		$278,612	(2)	$13,158	(3)	$1,225,820
Company with cause or employee without good reason	—	—	—		—		—		—

(1)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2014.
(2)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2014 Severance Policy on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Leonard A. Steinberg

Mr. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs. The terms of his 2014 employment arrangement include an annual base salary of $288,000 and a target annual cash incentive of $172,800. His arrangement also provides that Mr. Steinberg is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash, with a total grant value of approximately 100% of his base salary.

Mr. Steinberg is also entitled to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which are generally available to substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Steinberg for “good reason,” Mr. Steinberg is entitled to post-termination severance benefits in accordance with the Company’s 2014 Officer Severance Policy. The 2014 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. The 2014 Officer Severance Policy is incorporated as Exhibit 10.34 to our annual report on Form 10-K, filed on March 16, 2015. For Mr. Steinberg, the severance benefits include a cash payment of one times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, if his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason”. In the event his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of two times his annual base salary and annual cash incentive payment based on achievement of annual performance goals for the prior performance year, reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long term incentive awards, whether equity or cash, held by Mr. Steinberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2014.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 47

Termination Event	Base Salary	Annual Cash Incentive	Long-Term Cash Incentive		Value of Accelerated Stock		Benefits		Total
Company without cause or employee for good reason	$288,000	$177,360	$91,175	(1)	$259,404	(3)	$19,061	(5)	$835,000
Death	—	177,360	235,175	(2)	296,258	(4)	—		708,793
Disability	—	177,360	235,175	(2)	296,258	(4)	—		708,793
Change- in-control	$576,000	$177,360	240,000		326,734	(4)	$19,061	(5)	$1,339,155
Company with cause or employee without good reason	—	—	$91,175	(1)	$259,404	(3)	—		350,579

(1)	Includes long-term incentive cash awards that would be payable under the terms of the award agreement due to retirement eligibility and achievement of Company goals for 2014.
(2)	Includes long-term incentive cash awards that would be payable based upon achievement of Company goals for 2014.
(3)	Includes RSU and PSU awards that would be payable under the terms of the award agreement due to retirement eligibility.
(4)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the 2014 Severance Policy on December 31, 2014. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2014 of $1.79 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 48

Our Audit Committee has unanimously approved the appointment of KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2015 Annual Meeting to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 3; however, in the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

KPMG has audited the financial statements of the Company since March 2005. The Company expects that a representative of KPMG will be present at the 2015 Annual Meeting to respond to appropriate questions and make a statement, if necessary.

AUDIT FEES

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following summarizes the fees billed to us by KPMG for services rendered in connection with fiscal years 2014 and 2013:

	2014	2013
Audit Fees (1)	$810,827	$1,098,464
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$810,827	$1,098,464

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, services for SEC filings, and accounting consultations on matters reflected in the financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the Independent Auditor. Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate authority to grant pre-approvals to one or more of its designated members provided such approvals are presented to the full Audit Committee at a subsequent

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 49

meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) will not be required if such services fall within available exceptions established by the SEC.

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 3 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

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AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, for the periods covered by this report, all matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States).

The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on the auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG any relationships that may impact their objectivity and independence, and satisfied itself as to KPMG’s independence.

The Audit Committee has met with KPMG, with and without management present, as deemed appropriate, to discuss the overall scope of KPMG’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015.

Submitted by,

Peter D. Ley, Chair
Brian A. Ross
John N. Wanamaker

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 51

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return TSR on our common stock from December 31, 2009 through December 31, 2014 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on December 31, 2009, and assumes that dividends, if any, were reinvested.

		2009	2010	2011	2012	2013	2014
Alaska Communications Systems Group Inc.	Cum $	100.00	152.51	45.45	31.16	34.05	28.75
S&P 500 Index—Total Returns	Cum $	100.00	115.06	117.49	136.30	180.44	205.14
NASDAQ Telecommunications Index	Cum $	100.00	129.12	136.53	184.47	267.65	281.29

Other Business Matters

We do not know of any matters that will be presented at the Annual Meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters at their discretion.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Annual Meeting of Shareholders for 2016 is tentatively scheduled to be held on or about Thursday, June 9, 2016. If you wish to submit a proposal for possible inclusion in our 2016 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary of Alaska Communications Systems Group, Inc. at 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail no later than December 31, 2015. Shareholder proposals outside the process of Rule 14a-8 and shareholder nominees for director must be received by the Company on or after January 11, 2016 and on or before February 10, 2016. In the event that the date of the Annual Meeting for 2016 is advanced by more than 30 days from the anniversary date of the 2015 Annual Meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such Annual Meeting or (ii) the 10th day following the day on which the Public Announcement (as defined in the Company’s By-laws) of the date of such

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 52

Annual Meeting is first made. The requirements for such notice are set forth in our By-laws, which can be found on our website at www.alsk.com.

Shareholders may communicate with the Company’s directors at any time via U.S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, together with this proxy statement to shareholders of record as of April 13, 2015. Any shareholder who desires an additional copy may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors must be present at the Annual Meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board or a majority in interest of the shareholders present and entitled to vote may adjourn the Annual Meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting except to change the absolute number, but not the percentage, required for approval of a matter.

About this Proxy Statement

Our Board has made this proxy statement available to you to solicit your vote at the Annual Meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the SEC and is designed to assist shareholders in voting their shares. On or about April 29, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the proxy materials, to all shareholders of record at the close of business on April 13, 2015.

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our shareholders. This procedure is known as “householding.” Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.

Dissenting shareholders will not have the right to obtain appraisal of or payment for such shareholders’ common stock with respect to any matter to be acted upon at the 2015 Annual Meeting.

Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 53

Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street names, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting the proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Advantage Proxy $5,000 plus reasonable out-of-pocket expenses for proxy solicitation services.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Shareholder List

During the ten days prior to the Annual Meeting a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company located at 600 Telephone Avenue, Anchorage, Alaska. A list of shareholders entitled to vote at the Annual Meeting will also be available at the Annual Meeting.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 54

DIRECTIONS TO THE ANNUAL MEETING

The 2015 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, June 9, 2015, beginning at 8:30 a.m. Alaska time, at the Alaska Communications corporate headquarters located at 600 Telephone Avenue, Anchorage, Alaska. Doors to the Annual Meeting will open at 8:00 a.m.

Directions from Ted Stevens International Airport to the meeting at 600 Telephone Avenue:

1.	From the Airport (point “A” on map), take W. International Airport Road.

2.	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

3.	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

4.	Continue on Tudor Road for approximately 1.2 miles and turn left onto Denali Street.

5.	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

6.	Alaska Communications headquarters is on the right side at 600 Telephone Avenue (Point “B” on map); parking is located across the street.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement | 55

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Date:	June 9, 2015
Time:	8:30 A.M. (Alaska Daylight Time)
Place:	Alaska Communications headquarters, 600 Telephone Avenue;
Anchorage, Alaska 99503 See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors recommends a vote FOR ALL of the listed nominees:

1:	Election of Directors. The nominees are:

		For	Against	Abstain
	01) Edward (Ned) J. Hayes, Jr.	☐	☐	☐

	02) Margaret L. Brown	☐	☐	☐

	03) David W. Karp	☐	☐	☐

	04) Peter D. Ley	☐	☐	☐

	05) Brian A. Ross	☐	☐	☐

	06) Anand Vadapalli	☐	☐	☐

Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain

2:	To provide an advisory vote approving the company’s executive compensation.	☐	☐	☐

3:	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.		☐

Please Sign Above	Please Date Above

Please Sign Above	Please Date Above
(Joint Owners)

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting to be held on Tuesday, June 9, 2015

for Stockholders as of April 13, 2015

VOTE BY:
INTERNET		TELEPHONE
Go To
www.proxypush.com/alsk		866-390-5401

• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR	MAIL

• Mark, sign and date your Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return yourProxy Card/Voting Instruction Form in the postage-paid envelope provided.

All proxies must be received by 5:00 P.M., Eastern Daylight Time Monday, June 08, 2015.

All proxies for Alaska Communications plan participants must be received by 5:00 P.M.,

Eastern Daylight Time Thursday, June 04, 2015.

PROXY TABULATOR FOR

ALASKA COMMUNICATIONS
P.O. Box 8016
Cary, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Alaska Communications Systems Group, Inc.

Annual Meeting of Stockholders on June 9, 2015

beginning at 8:30 A.M. (Alaska Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors.

The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, Wayne Graham, Chief Financial Officer, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 9, 2015, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.